                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Prospectus Statement

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                            THE VONS COMPANIES, INC.
                (Name of Registrant as Specified In Its Charter)

                            THE VONS COMPANIES, INC.
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

    (4) Proposed maximum aggregate value of transaction:
- --------
* Set forth the amount on which the filing is calculated and state how it was determined.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount previously paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

Notes:

                      [LOGO OF THE VONS COMPANIES, INC.]
                               ----------------

             NOTICE OF ANNUAL MEETING OF SHAREHOLDERS MAY 11, 1994

                               ----------------

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of The Vons Companies, Inc. ("Vons") will be held at The Vons Companies, Inc. headquarters building, 618 Michillinda Avenue, Arcadia, California 91007, on Wednesday, May 11, 1994, at 9:00 a.m., Pacific Daylight Savings Time, for the following purposes:

    1. To elect three directors;

    2. To transact such other business as may be properly brought before the meeting or any adjournment thereof.

  Shareholders of record at the close of business on March 18, 1994, will be entitled to vote at said meeting or any adjournment thereof.

  The Board of Directors urges each shareholder to read carefully the enclosed proxy statement.

  Shareholders are requested to vote for their choices and to date, sign and return the enclosed proxy card in the enclosed envelope, to which no postage need be affixed if mailed in the United States. If you plan to attend the meeting and wish to vote your shares personally, you may do so at any time before the proxy is voted.

  All shareholders are cordially invited to attend the meeting.


                                          /s/ TERRENCE J. WALLOCK

                                          Terrence J. Wallock,
                                          Secretary

April 4, 1994

                      [LOGO OF THE VONS COMPANIES, INC.]
                               ----------------

        PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS MAY 11, 1994

                               ----------------

                                  INTRODUCTION

  This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of The Vons Companies, Inc., a Michigan corporation ("Vons" or the "Company"), of proxies to be used at the Annual Meeting of Shareholders to be held at The Vons Companies, Inc. headquarters building, 618 Michillinda Avenue, Arcadia, California 91007, on Wednesday, May 11, 1994, at 9:00 a.m., Pacific Daylight Savings Time (the "Meeting"), and at any adjournments thereof, for the purpose of electing three directors. A form of proxy is enclosed for use at the Meeting.

  Unless contrary instructions are indicated on the proxy, all shares represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted for all the directors named below. As for any other business which may properly come before the Meeting and be submitted to a vote of shareholders, proxies received by the Board of Directors will be voted in accordance with the best judgment of the designated proxy holders.

  A proxy may be revoked at any time before it is exercised by giving written notice of revocation to the Secretary of Vons or by submitting prior to the time of the Meeting a properly executed proxy bearing a later date. Shareholders who have executed and returned a proxy and who then attend the Meeting and desire to vote in person are requested to so notify the Secretary prior to the time of the Meeting.

  The mailing address of Vons is 618 Michillinda Avenue, Arcadia, California 91007, and its telephone number is 818/821-7000. The approximate date when this Proxy Statement and form of proxy are being first sent to shareholders is April 5, 1994.

                              GENERAL INFORMATION

VOTING SECURITIES AND SOLICITATION OF PROXIES

  The close of business on March 18, 1994, has been fixed by the Board of Directors as the Record Date for the determination of shareholders entitled to notice of and to vote at the Meeting or at any adjournments thereof.

  Shares of Vons common stock, of which 43,341,926 shares were outstanding as of the Record Date, are the only voting securities of Vons. Each shareholder of record at the close of business on the Record Date is entitled to one vote for each share of Vons common stock then held on each matter to come before the Meeting, including the election of directors.

  Vons will bear the cost of solicitation of proxies. In addition to the use of mail, proxies may be solicited by personal interview, telephone or telegraph, by officers, directors and other employees of Vons. Vons will also request persons, firms and corporations holding shares in their names, or in the names of their nominees, which are beneficially owned by others, to send or cause to be sent proxy material to, and obtain proxies from, such beneficial owners and will reimburse such holders for their reasonable expenses in so doing. In addition, Vons has retained Georgeson & Company Inc. ("Georgeson") to assist in the solicitation of proxies. Georgeson may solicit proxies by mail, telephone, telegraph and personal solicitation, and will request brokerage houses and other nominees, fiduciaries and custodians nominally holding shares of record of Vons common stock to forward proxy soliciting material to the beneficial owners of such shares. For these services, Vons will pay Georgeson a fee estimated not to exceed $6,500, plus reimbursement of expenses.

BUSINESS HISTORY

  Vons' grocery business began operations in 1906. From 1969 until December 1985 it was owned, along with certain other merchandising businesses, by Household International, Inc. ("Household"). In 1985 HMI Holdings, Inc., subsequently renamed The Vons Companies, Inc., a newly organized Delaware corporation ("Vons Delaware"), acquired these businesses in a leveraged buy-out that was organized, in part, by Vons' present management. During 1986 all of the merchandising businesses acquired from Household, other than the grocery business, were sold.

  On July 22, 1987, Vons Delaware was merged (the "Allied Merger") with and into Allied Supermarkets, Inc., a Michigan corporation, ("Allied") and the surviving corporation was renamed The Vons Companies, Inc., a Michigan corporation. On the same date as the Allied Merger, substantially all of the business previously operated by Allied was sold to a company organized by the former management of Allied, leaving the Company with operations located only in Southern California, as they existed prior to the Allied Merger.

  In August 1988, Vons acquired four indirect subsidiaries (the "Safeway Subsidiaries") of Safeway Stores, Incorporated, now known as Safeway Inc. ("Safeway"), which conducted substantially all of Safeway's operations in Southern California (the "Acquisition"). As a result of the Acquisition and other purchases of Vons common stock, Safeway Southern California, Inc. ("Safeway Southern California") is Vons' largest shareholder, with approximately 35% of the outstanding shares of Vons common stock on the Record Date. Safeway Southern California is an indirect subsidiary of Safeway, which is an affiliate of Kohlberg Kravis Roberts & Co. ("KKR").

                             ELECTION OF DIRECTORS

  The Board of Directors of Vons is currently comprised of ten directors divided into three classes serving staggered terms, normally of three years each. The term of office of one class of directors expires each year, and, at each annual meeting, the successors to the directors of the class whose term is expiring in that year are elected to hold office for a term of three years and until their successors are elected and qualified. The current terms of three directors expire in 1995, four expire in 1996 and three expire this year. In the event that a nominee for director should become unavailable for election, it is intended that the shares represented by proxies voted in favor of the nominee will be voted for such substitute nominee as may be named by the Board of Directors.

  Under Article III, Section 2, of Vons' By-Laws, nominations of persons for election to the Board, other than those made by or at the direction of the Board, may be made at the Annual Meeting only if pursuant to a timely notice delivered or mailed to the Secretary of Vons. To be timely, a shareholder's notice must be delivered to or mailed and received at Vons' principal executive offices not less than 50, nor more than 75, days prior to the Meeting, unless less than 65 days' notice or prior public disclosure of the date of the Meeting is given or made to shareholders, in which case notice of a nomination must be received not later than the close of business on the 15th day following the day on which notice of the date of the Meeting was mailed to shareholders or public disclosure of the Meeting date was made, whichever is earlier. A notice of nomination must set forth each nominee's name, age, business and residential addresses, principal occupation or employment, beneficial ownership of Vons capital stock and any other information relating to the nominee that is required to be disclosed in solicitations for proxies pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The notice must additionally set forth the name and record address of the shareholder making the nomination, as well as such shareholder's beneficial ownership of Vons capital stock. Vons may require any proposed nominee to furnish such other information as may reasonably be required by Vons to determine the eligibility of such proposed nominee. At the Annual Meeting, nominations by or at the direction of the Board will be made on its behalf by Roger E. Stangeland, the Chairman of the Board, or by such other person or persons as the Board may direct.

  The following table sets forth certain information about the directors standing for election at the Meeting:

                       NOMINEES FOR ELECTION AS DIRECTOR

                                                                        YEAR
                                                            DIRECTOR  NEW TERM
                                                        AGE  SINCE   WILL EXPIRE
                                                        --- -------- -----------
   Steven A. Burd......................................  44   1993      1997
   Fritz L. Duda.......................................  56   1987      1997
   Roger E. Stangeland.................................  64   1987      1997

  Mr. Burd has been President of Safeway since October 1992, serving initially as Chief Operating Officer and, commencing May 1993 to the present, as Chief Executive Officer. From 1987 to October 1992, Mr. Burd was a principal of Burd & Associates, a management consulting firm. Mr. Burd is also a director of Safeway and is one of the four representatives of Safeway on Vons' Board of Directors. See "Principal and Management Shareholders".

  Mr. Duda has been President of the Fritz Duda Company, a real estate investment, building and development firm, for the past ten years.

  Mr. Stangeland has been Chairman and Chief Executive Officer of Vons for more than the past five years.

  The following table sets forth certain information about the continuing directors of Vons:

                         DIRECTORS CONTINUING IN OFFICE

                                                                        YEAR
                                                           DIRECTOR CURRENT TERM
                                                       AGE  SINCE   WILL EXPIRE
                                                       --- -------- ------------
   William S. Davila..................................  62   1989       1996
   James H. Greene, Jr. ..............................  43   1993       1996
   Robert I. MacDonnell...............................  56   1988       1995
   Peter A. Magowan...................................  51   1988       1995
   Charles E. Rickershauser...........................  65   1991       1996
   Elizabeth A. Sanders...............................  48   1991       1996
   William Y. Tauscher................................  44   1987       1995

  Mr. Davila served as President of Vons and its predecessor from 1984 until his retirement on March 31, 1992, after which he became President Emeritus. From July 1987 to February 1990, he was President and Chief Operating Officer of Vons. Mr. Davila also serves on the Boards of Directors of Wells Fargo Bank, Pacific Gas and Electric Company and Geo. A. Hormel & Co.

  Mr. Greene has been an executive of KKR for the last five years and a General Partner of KKR since January 1, 1993. Affiliates of KKR may be deemed to be controlling persons of Safeway. Mr. Greene is also a director of Safeway, Owens-Illinois, Inc., Owens-Illinois Group, Inc., RJR Nabisco Holdings Corp., RJR Nabisco, Inc., The Stop & Shop Companies, Inc. and Union Texas Petroleum Holdings, Inc. He is one of four representatives of Safeway on Vons' Board of Directors. See "Principal and Management Shareholders."

  Mr. MacDonnell has been a General Partner of KKR since 1982. Affiliates of KKR may be deemed to be controlling persons of Safeway. Mr. MacDonnell is also a director of Safeway, Owens-Illinois Group, Inc., Owens-Illinois, Inc. and AutoZone, Inc. He is one of four representatives of Safeway on Vons' Board of Directors. See "Principal and Management Shareholders."

  Mr. Magowan is Chairman of the Board of Safeway and President and Managing General Partner of the San Francisco Giants. Mr. Magowan was Chief Executive Officer of Safeway from 1980 to May 1, 1993. He served as President of Safeway from March 1988 to October 1992. He also serves on the Board of Directors of Chrysler Corporation and Caterpillar, Inc. He is one of four representatives of Safeway on Vons' Board of Directors. See "Principal and Management Shareholders."

  Mr. Rickershauser served as Chairman of the Board and Chief Executive Officer of the Pacific Stock Exchange Incorporated from January 1980 to March 1986, at which time he joined the law firm of Fried, Frank, Harris, Shriver & Jacobson of Los Angeles as a partner. In November 1990, Mr. Rickershauser retired. He now serves as Chairman of the Board of PS Group, Inc., a position he has held since April 1991. In addition to PS Group, Inc., Mr. Rickershauser also serves on the Boards of Directors of City National Corporation and its subsidiary, City National Bank, and Lee Enterprises, Inc.

  Ms. Sanders served as Vice President & General Manager of Nordstrom, Inc., a retail fashion chain, from February 1987 to February 1990. Since February 1990 she has been engaged as a management consultant and professional speaker for The Sanders Partnership. Ms. Sanders also serves on the Boards of Directors of
H. F. Ahmanson & Co., Carl Karcher Enterprises, Inc., Wal-Mart Stores, Inc. and Sports Chalet, Inc.

  Mr. Tauscher served as Chairman and Chief Executive Officer of FoxMeyer Corporation, a drug wholesaler, from 1979 to 1988, and since 1988 has been Chairman, Chief Executive Officer and President of Vanstar, Inc. formerly ComputerLand Corporation.

MEETINGS OF BOARD OF DIRECTORS AND BOARD COMMITTEES

  During the 1993 fiscal year, Vons' Board of Directors held six meetings and took action once by Unanimous Written Consent. Vons' Board has a standing Executive Committee, Audit Committee and Compensation Committee. The Executive Committee, composed of Mr. Stangeland, Chairman, Mr. Duda, Mr. MacDonnell, and Mr. Tauscher, met twice in 1993. Its functions are to exercise such powers as the full Board of Directors may delegate to the Executive Committee from time to time. The Audit Committee, composed of Mr. Magowan, Chairman, and Ms. Sanders, met two times during the fiscal year. Its functions are (1) to meet periodically with Vons' management and independent public accountants to make inquiries regarding the manner in which the responsibilities of each are being discharged and to report thereon to the Board; (2) to recommend for the approval of Vons' Board of Directors the annual appointment of independent public accountants; and (3) to review with the independent public accountants the scope of audit and non-audit assignments, the accounting principles being applied by Vons, the scope of internal financial and auditing procedures and the adequacy of internal controls. The Compensation Committee, composed of Mr. Tauscher, Chairman, and Mr. Rickershauser, met six times during the fiscal year and took action once by unanimous written consent. Its functions have been
(1) to review Vons' general compensation strategy; (2) to establish the salaries of, and review and administer the annual bonus and benefit and compensation programs for, Vons' officers; (3) to review and administer the Vons 1990 Stock Option and Restricted Stock Plan; and (4) to approve any contractual obligations relating to employment of officers. However, in the Fall of 1993, following the Board's decision to institute a search for a new Chief Executive Officer to succeed Mr. Stangeland upon his retirement in 1994, the Board assumed responsibility for executive compensation matters, other than certain ministerial duties for which the Compensation Committee is still responsible. For additional information with respect to the Compensation Committee, see "Executive Compensation-Compensation Committee Interlocks and Insider Participation."

  No current member of the Board of Directors attended fewer than 75% of the total number of meetings of the Board or of the Committees, if any, on which such member served that were held during the fiscal year ended January 2, 1994.

                     PRINCIPAL AND MANAGEMENT SHAREHOLDERS

PRINCIPAL SHAREHOLDERS

  Except as set forth below, the management of Vons is not aware of any beneficial holder of 5% or more of outstanding Vons common stock as of the Record Date.

                                                               AMOUNT
                                                            BENEFICIALLY PERCENT
                                                              OWNED ON     OF
                                                            RECORD DATE   CLASS
                                                            ------------ -------
Safeway, Inc.(1)...........................................  15,126,000   34.9
 Safeway Southern California, Inc.
 Fourth and Jackson Streets
 Oakland, California 94660

- --------
(1) Safeway Southern California is an indirect wholly-owned subsidiary of Safeway, approximately 64% of the outstanding stock of which is owned by two limited partnerships, of which the sole general partner is KKR Associates, a New York limited partnership and an affiliate of KKR. KKR Associates, in its capacity as general partner, may be deemed to beneficially own such shares of common stock of Safeway. George R. Roberts, Henry R. Kravis, Robert I. MacDonnell, Paul E. Raether, Michael W. Michelson, Saul A. Fox, James H. Greene, Jr. and Michael T. Tokarz are the general partners of KKR Associates and, in such capacity, may be deemed to have beneficial ownership of any shares of common stock of Safeway beneficially owned by KKR Associates, but disclaim any such beneficial ownership. Steven A. Burd, a director of Vons and President and Chief Executive Officer of Safeway, James H. Greene, Jr., a director of Vons and a general partner of KKR Associates, Robert I. MacDonnell, a director of Vons and a general partner of KKR Associates, and Peter A. Magowan, also a Vons director and Chairman of the Board of Safeway, all disclaim beneficial ownership of Vons common stock owned by Safeway Southern California and Safeway.

MANAGEMENT SHAREHOLDERS

  The following table sets forth as to each director, nominee and certain executive officers, individually, and all executive officers and directors as a group, the number of shares of Vons common stock beneficially owned by such person or group as of the Record Date.

                                                                      AMOUNT AND NATURE OF
                                                                    BENEFICIAL OWNERSHIP(1)
                                                                 ------------------------------
                                                                            CURRENTLY
                                                                 SHARES OF EXERCISABLE TOTAL AS
                                                                  COMMON      STOCK    PERCENT
       NAME OF BENEFICIAL OWNER                 CAPACITY           STOCK   OPTIONS(2)  OF CLASS
       ------------------------                 --------         --------- ----------- --------
Steven A. Burd(6).....................  Director                         0     1,697      *
Neill F. Crowley, III.................  Executive Vice President         0    49,740      *
William S. Davila.....................  Director                   173,494     7,003      *
Fritz L. Duda(3)(4)...................  Director                 1,035,506    10,361     2.41%
Dennis K. Eck(5)......................  Former President and        60,000   146,000      *
                                         Chief Operating Officer
James H. Greene, Jr.(6)...............  Director                         0     1,697      *
Michael F. Henn(7)(8).................  Executive Vice President   236,639    25,000      *
Peter M. Horn, III....................  Executive Vice President    70,368    35,000      *
Robert J. Kelly.......................  Executive Vice President    29,847    24,875      *
Robert I. MacDonnell(6)...............  Director                         0     8,644      *
Peter A. Magowan(6)...................  Director                         0    12,359      *
Garrett R. Nelson(5)(8)...............  Former Executive           213,970    13,000      *
                                         Vice President
Charles E. Rickershauser, Jr.(8)......  Director                     5,000     5,815      *
Elizabeth A. Sanders..................  Director                     2,500     5,815      *
Roger E. Stangeland(9)(10)(11)........  Chairman and Chief         940,692    47,500     2.28%
                                         Executive Officer
William Y. Tauscher...................  Director                    88,500     6,359      *
Directors and Executive Officers as a
 Group (17 persons)(3)(4)(5)(6)(7)
 (8)(9)(10)(11).......................                           2,856,516   417,704     7.48%

- --------
*    Less than 1%
 (1) Unless otherwise indicated, (i) beneficial ownership is direct, and (ii) the person indicated has sole voting and investment power over the shares of common stock indicated.
 (2) Shares that may be acquired pursuant to options exercisable within 60 days of the Record Date. All expressions of percentage of shares held assume that the options of the particular person or group in question have been exercised and no others.
 (3) Shares held in trust, of which Mr. Duda is the trustee.
 (4) Does not include 4,000 shares of Vons common stock held by Duda Children's Trust No. 3. Mr. Duda disclaims any beneficial ownership of such shares, inasmuch as they are administered by an independent trustee, and he has no shared or other voting power over them.
 (5) Shares owned jointly with spouse.
 (6) Does not include 15,126,000 shares of Vons common stock presently owned by Safeway Southern California and Safeway. See the immediately preceding table for information regarding shares owned by Safeway Southern California and Safeway. Mr. Burd, Mr. Greene, Mr. MacDonnell and
     Mr. Magowan each disclaim beneficial ownership of the shares of Vons common stock owned by Safeway Southern California and Safeway.
 (7) Does not include 80,000 shares of Vons common stock held by three children's trusts. Mr. Henn disclaims any beneficial ownership of such shares, inasmuch as they are administered by an independent trustee and he has no shared or other voting power over them.
 (8) Shares held jointly in trust with spouse.

 (9) Does not include 76,072 shares of Vons common stock held by three children's trusts. Mr. Stangeland disclaims any beneficial ownership of such shares, inasmuch as they are administered by an independent trustee and he has no shared or other voting power over them.
(10) Includes 858,692 shares registered in the name of a corporation as to which Mr. Stangeland claims beneficial ownership and an aggregate of 80,000 shares held by three trusts for which Mr. Stangeland is the trustee, but in which neither he nor any member of his family has a pecuniary interest.
(11) Includes 2,000 shares held in a charitable foundation, of which Mr. Stangeland is a director.

CHANGES IN CONTROL AND VOTING AGREEMENTS

  As of December 3, 1987, Vons entered into an Acquisition Agreement and Plan of Merger and Reorganization, as amended (the "Acquisition Agreement"), among Vons, certain Vons subsidiaries, Safeway Southern California, Safeway, and certain subsidiaries of Safeway Southern California, whereby the Safeway Subsidiaries were acquired by merger, including 162 supermarkets and certain distribution and processing facilities (the "Acquisition"). At the same time that it executed the Acquisition Agreement, Vons entered into a Standstill Agreement with KKR, Safeway Southern California, Safeway and certain of their affiliates (collectively, the "Safeway Holders") with regard to the Vons common stock that Safeway Southern California would ultimately receive pursuant to the Acquisition Agreement and any additional shares that the Safeway Holders may acquire.

  The term of the Standstill Agreement was five years from the date of the Acquisition, and it expired on August 29, 1993. However, certain provisions thereof remain operative after expiration of the term. As long as the Safeway Holders beneficially own at least 10% of the voting stock of Vons, Vons has agreed to nominate to its Board of Directors two persons designated by the Safeway Holders; if the Safeway Holders beneficially own between 5% and 10% of the voting stock of Vons, Vons will nominate one such person. The Standstill Agreement provides further that, until the later of five years from the date of the Acquisition or the time that the Safeway Holders in the aggregate own less than 3% of the voting stock of Vons, the Safeway Holders will have the right twice to require Vons at its expense to use its best efforts to effect a registration under the Securities Act of the Vons common stock owned by them. The Safeway Holders additionally may require Vons at its expense, subject to the terms of the Standstill Agreement and to certain exceptions, to include their shares in any registered securities offering commenced by Vons.

                             EXECUTIVE COMPENSATION

COMPENSATION OF EXECUTIVE OFFICERS

  Summary Compensation. The materials set forth below contain information on certain cash and non-cash compensation provided to the following present and former officers of the Company (the "Named Officers"): (i) Vons' Chief Executive Officer, (ii) the four other executive officers of the Company serving at the end of the year who were the most highly compensated executive officers for fiscal year 1993 and (iii) two former officers who would have been among the four most highly compensated officers had they been an executive officer at year-end. The table shows total annual and long-term compensation of such individuals during the last two fiscal years and certain information for the previous fiscal year.

                           SUMMARY COMPENSATION TABLE

                                                               ANNUAL COMPENSATION
                                                      ---------------------------------------
                                                                                                LONG-TERM
                                                                                               COMPENSATION
                                                                                                  AWARDS
                                                                                              --------------
                                                                                                SECURITIES
                               PRINCIPAL                 BASE                  OTHER ANNUAL     UNDERLYING      ALL OTHER
NAME                           POSITION          YEAR SALARY (1)   BONUS (2) COMPENSATION (3) OPTIONS (#)(4) COMPENSATION(5)
- ----                           ---------         ---- ----------   --------- ---------------- -------------- ---------------
Roger E. Stangeland..  Chairman and              1993  $700,660    $      0      $     0          40,000       $   70,061
                       Chief Executive           1992  $690,000    $689,718      $17,493          40,000       $   52,255
                       Officer                   1991  $600,000    $375,000          N/A          25,000              N/A
Dennis K. Eck........  Former President          1993  $487,077    $      0      $     0          30,000       $1,385,000
                       and Chief                 1992  $534,000    $435,825      $16,554          30,000       $   41,781
                       Operating Officer         1991  $485,000    $303,126          N/A          20,000              N/A
Michael F. Henn......  Executive Vice President  1993  $360,788    $      0      $     0          20,000       $   35,657
                       and Chief Financial and   1992  $328,000    $267,698      $ 7,495          20,000       $   36,766
                       Chief Administrative      1991  $290,000    $184,875          N/A          10,000              N/A
                       Officer
Garrett R. Nelson....  Former Executive          1993  $296,585    $      0      $     0          17,000       $   99,230
                       Vice President and        1992  $296,000    $219,638      $ 6,979          17,000       $   37,272
                       Chief Development         1991  $275,000    $171,875          N/A          10,000              N/A
                       Officer
Neill F. Crowley III.  Executive Vice            1993  $251,012    $      0      $     0          14,000       $   18,812
                       President, Store          1992  $246,100    $200,854      $ 8,177          14,000       $   12,266
                       Support                   1991  $142,000(6) $143,750          N/A          52,800(7)           N/A
Robert J. Kelly......  Executive Vice            1993  $246,252    $      0      $     0          14,000       $   22,554
                       President, Procurement/   1992  $214,000    $174,656      $ 7,007          14,000       $   22,280
                       Marketing                 1991  $185,000    $115,625          N/A          10,000              N/A
Peter M. Horn, III...  Executive Vice President, 1993  $246,066    $      0      $     0          14,000       $   24,826
                       Store Operations          1992  $228,267    $186,300      $ 9,165          14,000       $   23,639
                                                 1991  $205,000    $128,125          N/A          10,000              N/A

- --------
(1) Represents the dollar value of cash base salary earned by each Named Officer during the fiscal year indicated, reflecting base salary reductions implemented in late 1993 and continuing in 1994. See "Report of the Compensation Committee." No non-cash base salary was earned by any of the Named Officers during the fiscal years indicated.
(2) Represents the dollar value of cash bonus earned by the Named Officer with respect to the fiscal year indicated. No non-cash bonus was earned by any of the Named Officers with respect to the fiscal years indicated.
(3) Represents reimbursement of income taxes payable by the Named Officer on account of contributions made by the Company for 1992 profit sharing plan in excess of applicable tax limits.
(4) Represents the number of stock options granted during the period. No tandem stock appreciation rights ("SARs") were issued nor were any long-term incentive plan payouts made.

(5) Represents (i) Company contributions to the profit sharing plan consisting in 1993 of $8,994 for Messrs. Stangeland, Henn and Crowley, $8,404 for Mr. Kelly and $8,753 for Mr. Horn; (ii) the Company's matching contribution to the profit sharing plan in 1993 consisting of $4,717 for Messrs. Stangeland, Henn, Crowley, Kelly and Horn; (iii) contributions to the 401
    (k) wrap-around plan for 1993 of $45,841 for Mr. Stangeland, $12,007 for Mr. Henn, $5,101 for Mr. Crowley, $3,687 for Mr. Kelly and $4,036 for Mr. Horn; (iv) above-market interest (as defined in applicable regulations) accrued on compensation deferred under the 1987 deferred income plan for 1993 of $10,509 for Mr. Stangeland, $9,939 for Mr. Henn, $11,422 for Mr. Nelson, $5,746 for Mr. Kelly, and $7,320 for Mr. Horn; (v) $87,808 paid to Mr. Nelson representing 1993 profit sharing contribution, and other amounts paid in connection with his resignation as an officer; and (vi) $1,250,000 paid to Mr. Eck in settlement of claims and a relocation allowance of $135,000 incurred at the time of his hire. See "Executive Compensation-- Employment Contracts, Severance Agreements and Change in Control Arrangements".
(6) Represents partial year salary. Mr. Crowley was employed by the Company in April 1991.
(7) Includes discounted stock options awarded to Mr. Crowley to acquire 42,800 shares of common stock at $2.50 per share. Such options were awarded as a one-time incentive upon becoming employed by the Company. Twenty percent of such options vested upon employment and twenty percent vested upon each anniversary date thereafter.

  Option Grants. Shown below is information on grants of stock options during the last fiscal year under the Company's 1990 Stock Option and Restricted Stock Plan to the Named Officers. No restricted stock was awarded under the Plan during 1993.

                      OPTION GRANTS IN 1993 FISCAL YEAR(1)

                                                INDIVIDUAL GRANTS
                         ---------------------------------------------------------------
                          NUMBER OF
                         SECURITIES  PERCENT OF TOTAL
                         UNDERLYING  OPTIONS GRANTED                          GRANT DATE
                           OPTIONS   TO EMPLOYEES IN    EXERCISE   EXPIRATION  PRESENT
NAME                     GRANTED (#)   FISCAL YEAR    PRICE ($/SH)    DATE     VALUE(2)
- ----                     ----------- ---------------- ------------ ---------- ----------
Roger E. Stangeland.....   40,000         6.84%          $23.71    2/23/2003   $570,400
Dennis K. Eck...........   30,000         5.13%          $23.71    2/23/2003   $427,800
Michael F. Henn.........   20,000         3.42%          $23.71    2/23/2003   $285,200
Garrett R. Nelson.......   17,000         2.91%          $23.71    2/23/2003   $242,420
Neill F. Crowley, III...   14,000         2.39%          $23.71    2/23/2003   $199,640
Robert J. Kelly.........   14,000         2.39%          $23.71    2/23/2003   $199,640
Peter M. Horn III.......   14,000         2.39%          $23.71    2/23/2003   $199,640

- --------
(1) All options shown were granted on February 23, 1993 and are exercisable in cumulative 25% installments commencing one year from date of grant, with full vesting occurring on the fourth anniversary date. Vesting may be accelerated in certain events relating to changes in control of the Company. Options were granted at an exercise price equal to the average closing price of the Company's common stock for the ten trading days prior to the grant date. Options are nontransferable other than by will or by the laws of descent and distribution upon the death of the grantee, and will terminate one year after termination of employment by reason of retirement, disability or death, and will terminate 30 days after termination of employment for any other reason. The grants to Mr. Eck and Mr. Nelson have been cancelled pursuant to their resignation as officers. See "Employment Contracts, Severance Agreements and Change in Control Arrangements". The Plan under which all options were granted is administered by the Compensation Committee of the Board, which retains discretion, subject to certain limits, to modify the terms of outstanding options.
(2) Present value determinations were made using a Black-Scholes option pricing model based on the following assumptions: an expected stock-price volatility factor of .353, a risk-free rate of return of 6.5%, a dividend yield of 0.00% and a time of exercise of 10 years. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so there is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model.

  Option Exercises. Shown below is information with respect to the exercise of stock options during the last fiscal year by each of the Named Officers and the value of unexercised options held by each of them as of the end of the last fiscal year.

             AGGREGATED OPTION EXERCISES IN 1993 FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

                                                          NUMBER OF
                                                         SECURITIES     VALUE OF
                                                         UNDERLYING    UNEXERCISED
                                                         UNEXERCISED  IN-THE-MONEY
                                                           OPTIONS       OPTIONS
                                                          AT FISCAL     AT FISCAL
                                                        YEAR-END (#)    YEAR-END
                                                        ------------- -------------
                         SHARES ACQUIRED                EXERCISABLE/  EXERCISABLE/
   NAME                  ON EXERCISE (#) VALUE REALIZED UNEXERCISABLE UNEXERCISABLE
   ----                  --------------- -------------- ------------- -------------
Roger E. Stangeland.....         0            $ 0           26,250     $      0
                                                            83,750     $      0
Dennis K. Eck...........         0            $ 0          116,000     $810,000(2)
                                                            30,000     $405,000(2)
Michael F. Henn.........         0            $ 0           13,750     $      0
                                                            41,250     $      0
Garrett R. Nelson.......         0            $ 0           13,000     $      0
                                                                 0     $      0
Neill F. Crowley, III...         0            $ 0           34,180     $346,680(2)
                                                            46,620     $231,120(2)
Robert J. Kelly.........         0            $ 0           16,000     $ 12,600
                                                            31,375     $      0
Peter M. Horn III.......         0            $ 0           26,125     $ 80,640
                                                            31,375     $      0

- --------
(1) Based on closing price of $16.00 for the Company's common stock on the New York Stock Exchange on December 31, 1993 (the last trading day prior to the end of the fiscal year).
(2) Includes discounted stock options awarded prior to 1992 and a one time incentive upon becoming employed by the Company.

  Long-Term Incentive Compensation. In February 1992, the Board of Directors adopted the Company's Long-Term Incentive Compensation Plan for certain of Vons' most senior executive officers (the "LTIP"). The LTIP is administered by the Board's Compensation Committee, no member of which is a participant. The Compensation Committee may adopt, amend and rescind terms and provisions of the LTIP, subject to the vested rights of participants. Annual awards under the LTIP are granted in the form of performance units, which provide a payout to covered executives if performance goals, established at the time of grant, are achieved over a three-year period. The LTIP is the only plan of the Company intended to serve as an incentive for performance to occur over a period longer than one fiscal year, excluding stock option and restricted stock plans.

  The following table presents information respecting each award under the LTIP made to a Named Officer in the last fiscal year. Performance units were awarded to the Named Officers and other participants in amounts proportionate to the sum of each individual's annual salary plus target bonus. Performance units granted in 1993 provide for a payout, if any, in 1996 based upon the performance of the Company as measured against goals established for the period covering fiscal 1993, 1994 and 1995. Such goals consist of specified levels of return on equity and increases in earnings per share that constitute confidential information of the Company. Payout, if any, in 1996 may range from zero to twice the target award level, depending upon the Company's performance.

              LONG-TERM INCENTIVE PLAN--AWARDS IN 1993 FISCAL YEAR

                                                   ESTIMATED FUTURE PAYOUTS
                                  PERIOD UNTIL UNDER NON-STOCK PRICE-BASED PLANS
                        NUMBER OF  MATURATION  ---------------------------------
   NAME                 UNITS (#) OR PAYOUT(1) THRESHOLD(2) TARGET(3) MAXIMUM(4)
   ----                 --------- ------------ ------------ --------- ----------
Roger E. Stangeland...    3,922     3 years      $196,100   $392,200   $784,400
Dennis K. Eck(5)......    2,760     3 years      $138,000   $276,000   $552,000
Michael F. Henn.......    1,825     3 years      $ 91,250   $182,500   $365,000
Garrett R. Nelson(6)..    1,530     3 years      $ 76,500   $153,000   $306,000
Neill F. Crowley, III.    1,271     3 years      $ 63,550   $127,100   $254,200
Robert J. Kelly.......    1,271     3 years      $ 63,550   $127,100   $254,200
Peter M. Horn III.....    1,271     3 years      $ 63,550   $127,100   $254,200

- --------
(1) Performance units vest ratably over the three-year performance period. Vesting may be accelerated in certain events relating to changes in control of the Company. Under such circumstances, the unvested portion of cash incentive compensation up to the time of such change in control, together with such amounts as have already become vested, will be calculated and will become due and payable.
(2) The "threshold" amount is the minimum amount payable for a stated level of Company performance determined at the time the award was made. If such stated level of Company performance is not achieved, then the payout in 1996 for awards made in 1993 would be zero.
(3) The "target" amount is the amount payable if the performance targets established at the time the award was made are achieved.
(4) The "maximum" amount is the maximum amount payable with respect to the identified fiscal 1993 award under the LTIP.
(5) Mr. Eck's participation in the LTIP terminated pursuant to his severance arrangements. See "Employment Contracts, Severance Agreements and Change in Control Arrangements."
(6) Under Mr. Nelson's severance arrangement, his payout will be limited to one-third of the payout with respect to the 1993 award, if achieved.

DEFINED BENEFIT PLANS

  The following table shows the estimated annual retirement benefit payable on a straight life annuity basis to participating employees, including officers, in the earnings and years of service classifications indicated, under the Vons Pension Plan (the "Pension Plan") and the Vons Supplemental Executive Retirement Plan ("SERP"). SERP benefits have been awarded to officers only, and an officer qualifying for both the Pension Plan and SERP will be paid a retirement benefit in accordance with the terms of both plans. The illustration below assumes retirement at January l, 1994, at the normal retirement age of 65.

                               PENSION PLAN TABLE

                         ESTIMATED ANNUAL RETIREMENT BENEFITS
                     BASED UPON INDICATED YEARS OF SERVICE (2)(3)
      --------------------------------------------------------------------------
      REMUNERATION(1)               15 YEARS 20 YEARS 25 YEARS 30 YEARS 35 YEARS
      ---------------               -------- -------- -------- -------- --------
      $  100,000..................  $ 30,000 $ 40,000 $ 40,000 $ 40,000 $ 40,000
         150,000..................    45,000   60,000   60,000   60,000   60,000
         200,000..................    60,000   80,000   80,000   80,000   80,000
         300,000..................    90,000  120,000  120,000  120,000  120,000
         400,000..................   120,000  160,000  160,000  160,000  160,000
         500,000..................   150,000  200,000  200,000  200,000  200,000
         600,000..................   180,000  240,000  240,000  240,000  240,000
         700,000..................   210,000  280,000  280,000  280,000  280,000
         800,000..................   240,000  320,000  320,000  320,000  320,000
         900,000..................   270,000  360,000  360,000  360,000  360,000
       1,000,000..................   300,000  400,000  400,000  400,000  400,000
       1,250,000..................   375,000  500,000  500,000  500,000  500,000

- --------
(1) The calculation of retirement benefits generally is based upon average compensation for the highest five years of the ten years preceding retirement. Such compensation includes that listed in the Summary Compensation Table, except that the amounts shown under the column entitled "All Other Compensation" are excluded (other than the Company's matching contribution to the profit sharing plan and above-market interest accrued on compensation deferred under the 1987 deferred income plan).
(2) "Years of Service" equals the total number of credited years under a plan, which may be different for purposes of the Pension Plan and the SERP.
(3) Benefits are not subject to any deduction for social security or other offset amounts.

  As of January 3, 1994, the credited years of service under both the Pension Plan and SERP for the Named Officers were as follows: Mr. Stangeland, 33 years, 5 months; Mr. Henn, 15 years, 8 months; Mr. Nelson, 9 years; Mr. Horn, 38 years, 2 months; Mr. Kelly, 30 years, 6 months; Mr. Eck, 3 years, 11 months under the Pension Plan and 7 years, 10 months under the SERP; and Mr. Crowley, 2 years, 8 months under the Pension Plan and 5 years, 4 months under the SERP. With respect to benefits payable to Mr. Eck and Mr. Nelson, see "Employment Contracts, Severance Agreements and Change in Control Arrangements."

EMPLOYMENT CONTRACTS, SEVERANCE AGREEMENTS AND CHANGE IN CONTROL ARRANGEMENTS

  Employment Contracts. The Company has an employment agreement with Neill F. Crowley, III, Executive Vice President, Store Support, entered into in April 1991. Mr. Crowley's agreement, as amended, provides for a minimum base salary of $230,000. Mr. Crowley received a $50,000 bonus upon joining the Company and $50,000 in consideration of his forfeiture of earned but unpaid long-term incentive pay with his former employer. Mr. Crowley was guaranteed a minimum $90,000 Performance Incentive Award for 1991. Mr. Crowley received 2 years credit for participation in the SERP upon employment, receives 2 years credit for each year of employment until he has 20 years of credit, and thereafter receives one year of credit for each year of employment. In connection with the agreement, as amended, he was granted options to acquire 42,800 shares of Company common stock at an exercise price of $2.50 per share. Upon employment,

20% of such options vested and 20% will vest upon each anniversary date thereafter. His agreement provides for three years of severance benefits, declining to 18 months of benefits after three years of employment, in the event of termination of employment for any reason other than resignation or cause as defined in the agreement.

  Severance Agreements. The Company has entered into severance agreements with Dennis K. Eck, former President and Chief Operating Officer, dated October 29, 1993, and Garrett R. Nelson, former Executive Vice President and Chief Development Officer, dated December 2, 1993.

  The agreement with Mr. Eck provides that he resign as President and Chief Operating Officer effective October 31, 1993 and remain as an employee thereafter for a period of two years at a salary of $130,000 per year performing advisory and consulting services. Mr. Eck will not be eligible for any bonus or LTIP payments. He will continue to receive life, medical and disability insurance benefits until October 31, 1998 unless he obtains earlier employment, and all unvested stock options of Mr. Eck are terminated and cancelled. Under his agreement, Mr. Eck will receive a lump sum SERP benefit of $734,362 payable upon his fifty-fifth birthday, provided he is not in default of his agreement and will be vested in the Company's health plan for retired employees. During the remaining term of his employment, Mr. Eck may not compete with the Company or work for or with anyone who does. Pursuant to the agreement, Mr. Eck was also paid $1,250,000 in settlement of claims against the Company and, in connection therewith, the Company and Mr. Eck have given mutual releases of liability. In a separate arrangement, the Company and Mr. Eck also agreed for payment of $135,000 to Mr. Eck to terminate the Company's prior obligation, incurred at the time of his hire, to include a residence of Mr. Eck in the Company's relocation purchase program.

  The agreement with Mr. Nelson provides that he resign as Executive Vice President and Chief Development Officer effective November 30, 1993 and remain as a part-time employee of the Company, supervising real estate and construction matters at an annual salary of $183,600 until he retires on March 31, 1995. At the time of his resignation, Mr. Nelson received payments totaling $87,808 for accrued vacation, cash equivalent of a 1993 profit sharing benefit, cost of outplacement counseling and salary in lieu of notice. Mr. Nelson will continue to receive health care benefits and to accrue interest in his deferred compensation account until his retirement in March 1995, but he will receive no other benefits nor will his stock options continue to vest. Mr. Nelson's participation in the LTIP will terminate with awards for 1992 and 1993, if any, to be vested at two-thirds and one-third, respectively. Upon his retirement in 1995, Mr. Nelson will receive a lump sum SERP payment of $782,655 and will be vested in the Company's health plan for retired employees.

  Change in Control Arrangements. All officers of the Company (28 persons) have executed agreements under a Severance Plan for Senior Management and Key Employees (the "Severance Plan"). The Severance Plan was adopted in 1992.

  Under the terms of the Severance Plan, a participating executive will generally become entitled to receive benefits if the executive's employment is terminated by the executive for "Good Reason," or by the Company without "Cause," within two years following a "Change of Control." For purposes of the Plan, a "Change of Control" is deemed to include (i) any acquisition of stock if the acquiring person would thereafter be the beneficial owner of 50% or more of the Company's voting stock, (ii) a merger or consolidation of the Company resulting in the holders of the Company's voting stock immediately prior to such transaction holding less than 50% of the total voting common stock of the surviving corporation after such transaction, (iii) a sale or exchange of all or substantially all of the property and assets of the Company, or (iv) any change over a two-year period or less in a majority of the Board of Directors that is not approved by a majority of the directors either in office at the commencement of such two-year period or who were elected with the approval of a majority of directors in office at the commencement of such two-year period. The term "Cause" is defined to mean the commission of certain crimes, habitual neglect of duty if such neglect is not cured within five days of notice, or knowing, intentional or malicious conduct contrary to the Company's best interests that causes the Company material harm. An executive's termination of employment is deemed for "Good Reason" if any of the following occur within six months of such termination without the executive's consent: (i) substantial change in the nature, or diminution in the status, of the individual's duties or position, (ii) reduction in the annual base salary or overall value of benefits provided to the individual, (iii) failure to continue any incentive compensation plan or a reduction of the employee's relative participation without providing an alternative plan, (iv) reduction in vacation days or a material reduction in other benefits, (v) relocation of the executive's principal place of business by more than 35 miles, or (vi) breach or failure to assume the Severance Plan or any agreement entered into pursuant to the Severance Plan; provided, that, for purposes of clause (ii) through
(iv), "Good Reason" will not exist if the aggregate value of all salary, benefits, incentive compensation and other compensation is reasonably equivalent to the value of such items before the Change of Control. The Company considers it unlikely that the employment of all of the executives anticipated to be covered under the Severance Plan would be terminated following a Change of Control.

  The benefits payable under the Severance Plan consist of a lump sum cash payment equal to from one to two and one-half times the sum of (a) the higher of (i) the executive's annual base salary at the time of termination or (ii) the highest annual base salary of the executive during the three fiscal years prior to the Change of Control, and (b) the average annual short-term incentive compensation bonus and average annual profit sharing plan contribution for the executive with respect to any of the three fiscal years preceding the executive's termination. Other benefits provided under the Severance Plan include the addition of between one and two and one-half years of credited service for all purposes under each of the Company's retirement plans, except the Profit Sharing Plan, and, subject to certain setoffs for benefits earned in subsequent employment, continuation of certain health, disability, dismemberment and life insurance benefits for three years. Participation at the two and one-half times level has been provided to Messrs. Stangeland, Henn, Crowley, Horn and Kelly. In lieu of participation at such rate, each of Messrs. Stangeland and Henn will be entitled to receive severance benefits at the one and one-half times level if such individual voluntarily resigns his employment absent "Good Reason" at the end of the first year following a Change of Control. The Severance Plan is anticipated to have an initial term of two years and to thereafter be subject to cancellation or amendment by the Company on two years' prior notice given after the conclusion of such initial term. Benefits under the Severance Plan may be subject to an excise tax payable by the executive, and may not be deductible for tax purposes by the Company, to the extent they exceed certain limits set forth in the Internal Revenue Code and applicable state tax codes.

  The 1990 Stock Option and Restricted Stock Plan provides, under certain circumstances, for options to vest upon a change of control. The LTIP also provides, under certain circumstances, for the vesting of certain benefits upon a change of control. See "Executive Compensation--Compensation of Executive Officers."

DIRECTOR COMPENSATION

  Directors who are not also employees of Vons receive an annual retainer fee of $20,000 per year, as well as a fee of $1,000 paid for each Board of Directors' meeting attended and a fee of $1,000 for each Committee meeting attended. In addition, the Chairpersons of the Compensation and Audit Committees each receive an annual chairperson retainer fee of $4,000.

  On September 19, 1991, the Board of Directors adopted the Directors' Stock Option Plan (the "DSOP") covering the grant of up to 225,000 shares of common stock. The DSOP was approved by shareholder vote at the Annual Meeting of Shareholders held on May 13, 1992, and became effective on that date. Members of the Board of Directors who are not also employees of Vons are eligible to receive options under the DSOP for up to a maximum of 30,000 shares of common stock. Options are granted pursuant to a formula, under which there is an appointment grant (the "Appointment Grant") which was made for all current eligible directors at the effective date of the DSOP and which will be made for new eligible directors joining thereafter. In addition, annual grants (the "Annual Grants") are awarded to all eligible directors on the date of each annual meeting of shareholders including the meeting at which a director is first elected. Appointment Grants are made in the amount of shares which, at "fair market value", on the date of grant are equal in value to six times the annual retainer then paid to directors (currently $20,000) as adjusted from time to time. Annual

Grants will be in an amount of Vons common stock equal in value on the date of grant to twice the annual retainer. "Fair market value" of a share for purposes of the DSOP equals the average closing price for the ten trading days prior to the exercise or grant date of a share of Vons common stock on the NYSE.

  During 1993, Appointment Grants of 6,788 shares were made to Messrs. Burd and Greene and Annual Grants of 1,828 shares were made to the other non-executive directors.

  Under the DSOP, eligible directors may also elect to forego cash payment of all or a portion of their annual retainer fee, including Chairperson fees, and receive additional stock option grants instead. The exercise price of each option so granted will be discounted 20% from the "fair market value" of a share of Company common stock on the date of grant, and the number of options to be granted will be determined by dividing the discount into the non-cash retainer fee.

  Options under the DSOP are non-transferable except by inheritance upon an optionee's death, terminate one year after the retirement, disability or death of the optionee, and are otherwise granted for ten year terms. Director options are exercisable in cumulative 25% installments commencing six months from the date of grant and continuing on each anniversary of the date of grant thereafter, with full vesting occurring on the third anniversary date. Vesting may be accelerated in certain events relating to changes in control of the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Compensation Committee is composed of two directors: Mr. Tauscher, Chairman, and Mr. Rickershauser. However, as indicated below, in the fall of 1993, the independent members of the Board of Directors assumed responsibility for executive compensation matters other than certain ministerial duties for which the Compensation Committee is still responsible. Consequently, commencing at that time, the Compensation Committee, as well as the other independent members of the Board of Directors, Mssrs. Burd, Duda, Greene, MacDonnell, and Magowan, and Ms. Sanders, constitute the Compensation Committee for purposes of the below report. For a description of the background of each of these individuals and their term of service on the Board of Directors, see "Election of Directors."

  Mr. Tauscher is a partner with Mr. Duda, Mr. Stangeland and other unrelated parties in Newport Via Lido Associates, a California limited partnership formed in 1986 to acquire a shopping center containing office, commercial and retail space, including a Vons store. Vons makes annual fixed lease payments of $85,000 in connection with such supermarket. In the Company's opinion, the lease was negotiated by Vons on an "arm's length" basis on terms and conditions no less favorable to Vons than were otherwise available from independent third parties.

  Mr. Tauscher is a general partner with Mr. Duda, Mr. Stangeland, their wives and other unrelated parties in Warehouse Investment Partners, a California general partnership ("Warehouse Partners"). In December 1986, Vons Delaware entered into an agreement to sell certain leaseholds including two located in New Jersey and up to $200,000 of other miscellaneous assets to Warehouse Partners. Vons Delaware's ownership of the leaseholds and the other assets resulted from the 1985 leveraged buy-out of other businesses from HMI, along with Vons' grocery business, and the properties were never used in the operations of Vons or Vons Delaware. Because of various intervening factors, the Company has been unable to perform its obligation to close the transaction. A special committee of directors having no interest in the transaction reviewed the agreement, and with the assistance of an independent appraisal firm and advice of outside legal counsel, determined that it was in the best interests of the Company, as both a worthwhile investment in the leaseholds and an elimination of potential legal exposure, to enter into an agreement with Warehouse Partners to terminate the transaction. After consultation with outside counsel and review of the independent appraisal, the special committee recommended and the Board approved, with interested directors abstaining, a termination agreement with Warehouse Partners wherein the transaction was terminated and the Company received from Warehouse Partners a general release of all liability in consideration for the payment of $2,250,000.

  Vons leases a San Diego warehouse facility from Miramar Associates, a California general partnership. The general partners of Miramar Associates are Vons (50%) and Fritz Duda Interests, a Texas general partnership (50%), of which Mr. Duda, a director of Vons, is a general partner. The lease payments to Miramar Associates approximate $2 million per annum. The lease was negotiated by a predecessor of Vons on an "arm's length" basis on terms and conditions no less favorable to Vons than were otherwise available from independent third parties.

  Property Development Associates is a partnership 80% owned by a subsidiary of Safeway and 20% owned by M&T Group, which is a subsidiary of Pacific Resources Associates L.P., which is, in turn, an affiliate of KKR ("PDA"). PDA and Safeway have interests in eight supermarket properties located in Southern California which are leased to Vons. Rentals under such leases in 1993 totaled $710,000. In addition, Vons is secondarily liable under four leases, for which the annual minimum rental is $175,000, all of which is currently being paid by assignees. All of the leases relating to the above properties were negotiated by Vons or its predecessors on an "arm's length" basis, and none of the lease terms have been modified or amended since PDA's or Safeway's acquisition.

  In 1993, Safeway and its affiliates sold certain inventory and other items to the Company for an aggregate amount of approximately $2.5 million. Vons sold certain inventory items to Safeway and its affiliates in 1993 for an aggregate amount of approximately $2.4 million. All such sales between the parties were on an "arm's length" basis.

  In the Acquisition (see "General Information--Business History"), Vons paid $288.5 million in cash (including $20 million allocable to an Agreement Not to Compete and estimated post-closing adjustments) and issued 11,667,800 shares of Vons common stock to Safeway Southern California. The parties also agreed to share certain of the expenses incurred in connection with the Acquisition and entered into various other agreements. The Agreement Not to Compete provides that, for stated periods of time, Safeway, Safeway Southern California, its immediate parent, and their affiliates may not (a) engage in the retail grocery business in any county in California or Nevada where the Safeway Subsidiaries did business immediately prior to the Acquisition, (b) permit or license any entity to use trademarks, trade rights or similar rights owned or used by them in any such county or (c) disclose any of Vons' confidential information or trade secrets. Mr. MacDonnell, a director of Safeway, and Mr. Magowan, a director and chief executive officer of Safeway, became directors of Vons after the Acquisition. Mr. Burd, President, Chief Executive Officer and a director of Safeway, and Mr. Greene, a director of Safeway, have subsequently become directors of Vons. Under the Acquisition Agreement, each party agreed to indemnify other parties for liability arising from or relating to a breach of, or a failure to perform, certain of such party's representation(s), warrant(ies), covenant(s) or agreement(s) in the Acquisition Agreement and in certain other agreements and documents entered into or furnished pursuant to the Acquisition Agreement or any document furnished or to be furnished under the Acquisition Agreement.

  In accordance with a Board of Directors' policy encouraging stock ownership by directors and authorizing loans to facilitate such ownership, Mr. Rickershauser borrowed funds from the Company in 1992 to purchase 5,000 shares of Vons common stock. The indebtedness is evidenced by promissory notes secured by the common stock purchased. The notes accrue interest at the Federal mid-term rate in effect each month and the notes and accrued interest are due on December 31, 1997. As a result, at March 27, 1994, Mr. Rickershauser was indebted to the Company in the aggregate amount of approximately $132,230, including accrued interest (the highest amount outstanding since the beginning of the 1993 fiscal year).

                      REPORT OF THE COMPENSATION COMMITTEE

  The independent members of the Board of Directors have furnished the following report on employee compensation. Such report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that Vons specifically incorporates the report by reference, and shall not otherwise be deemed soliciting material or be deemed filed under such Acts.

  The Compensation Committee of the Board of Directors has been responsible for the review and administration of the Company's various compensation plans, including its stock option plan, annual salary and bonus plan and its Long Term Incentive Plan ("LTIP"). The Compensation Committee fulfilled these responsibilities for most of 1993; however, in the Fall of 1993, following the Board's decision to institute a search for a new Chief Executive Officer to succeed the incumbent CEO upon his retirement in 1994, the Board of Directors assumed responsibility for executive compensation matters other than certain ministerial duties for which the Compensation Committee is still responsible. Consequently, commencing at that time, the Compensation Committee, as well as the non-management members of the Board of Directors, constitute the Compensation Committee for purposes of this report.

  The Company's overall compensation plans, as well as the compensation of all officers, is reviewed by the Committee, including applicable performance criteria. In late 1991, the Committee, with the assistance of a nationally recognized compensation consulting firm, undertook a comprehensive review of the Company's compensation plans, which resulted in the adoption of appropriate compensation levels and the basic structure of the compensation plans currently in effect. The Committee's review considered several factors, including the Company's performance, its performance relevant to its peers, and market compensation levels for similar executive positions at similarly situated companies. These included a diversified group of high performance retailers, as well as a group of supermarket retailers, including seven of the ten companies currently included in the Company's Top Ten Supermarkets peer group index described under the caption Stock Price Performance in the Company's Proxy Statement. Performance measures which were reviewed included absolute levels of and/or changes in total shareholder return, return on equity, cash flow return on assets and sales and earnings per share. These measures were not assigned specific weights in the analysis. The Committee's analysis and subsequent decisions resulted in compensation rankings for executive officers, including Mr. Stangeland, within an approximate range of the 50th to 75th percentile of compensation at that time for comparable positions at similarly situated companies.

  Subsequent to the 1991 review, the overall structure and makeup of and policies respecting the Company's compensation programs has not changed materially. Inasmuch as the 1993 total compensation of no current executive officer exceeded the limitations for deductibility recently adopted for 1994 in
Section 162(m) of the Internal Revenue Code, the Committee has not yet addressed the application of this change to its compensation programs. The Committee will consider whether any amendments to such plans are appropriate to comply with Section 162(m).

  The compensation policy of the Company is that a significant portion of the compensation of members of middle and upper management should be contingent upon the performance of the Company, its stock price, and/or the individual contribution of each such manager. Therefore, the annual compensation of all store managers and assistant managers, and most administrative managers, as well as all officers, includes a bonus component subject to performance. Performance for purposes of the annual bonus award is generally measured against the annual budgeted earnings per share or operating profit set at the beginning of the year for the total Company and/or the particular segment of the Company applicable to a given individual. Long term compensation is affected by the Company's stock price as it relates to stock options and by the financial performance of the Company with respect to specified levels of return on equity and increases in earnings per share versus targets established under the LTIP. As a result, a significant portion of the management structure's compensation is "at risk". For Mr. Stangeland, approximately 55% of his total targeted compensation, inclusive of LTIP payouts but exclusive of stock options, is at risk based on Company performance. For executive officers other than Mr. Stangeland who also participate in the LTIP, approximately 50% of total targeted compensation, inclusive of LTIP payouts but exclusive of stock options, is at risk. Compensation for other officers and managers is at risk with respect to lesser (but still significant) levels, depending upon the nature of the position and level of responsibility.

  The following discussion summarizes the compensation decisions undertaken for 1993, for the various components of the Company's compensation programs, utilizing the aforesaid overall structure.

  Base Salary. The Company's base salary structure for 1993 generally was increased by 3.25%, in keeping with market place changes and inflation. Mr. Stangeland's salary was increased at the beginning of the year to an annual rate of $713,000, which reflected a 3.25% increase, consistent with the overall salary structure change. Other executive officer salaries were similarly increased, plus adjustments were made where appropriate in light of increased responsibilities. These changes were consistent with the Company's record year in 1992 for operating income and earnings per share, especially in relation to the performance of peer companies. In the third quarter of 1993, however, the Company implemented a strategic repositioning and restructuring plan (the "Restructuring Plan") in response to poor sales and, in the latter half of 1993, deteriorating earnings performance. In conjunction with the Restructuring Plan, which included aggressive staff and expense reduction programs, Mr. Stangeland and the other executive officers of Vons voluntarily agreed to immediate salary reductions of 15% and 10%, respectively. In addition, no overall salary structure increase was effected at year-end for those officers or the remainder of the non-union work force. Currently, Mr. Stangeland's base salary is $606,000 per year.

  Annual Bonus. Under the annual bonus plan, target bonuses (expressed as a percentage of annual salary), are set for each participant. For 1993, the target bonus for Mr. Stangeland was set at 65% of base salary, with a range of potential bonus payouts between zero and 2 1/2 times target bonus. The target bonus for other executive officers was set at 50% of base salary, with a range of potential payout between zero and 2 1/2 times the target bonus. The aforementioned target bonus and payout ranges were unchanged versus 1992. Other officers and managers are subject to a similar plan, with lesser target bonus and payout ranges appropriate to their responsibilities and positions in the Company. A total of approximately 977 employees were included in the bonus plan for 1993. The Committee may also make discretionary changes to bonus payouts in the event of unusual, unforeseen circumstances affecting the Company. The Company's performance for 1993 (or that of the unit, department or store, as the case may be), was generally measured for purposes of bonus determination against annual budgeted earnings per share or operating profit approved by the Board at the beginning of the year. Mr. Stangeland's bonus was based 100% upon the performance of the total Company in meeting its budgeted earnings per share goal, while other senior executive officer bonuses were weighted 90% based upon the earnings per share performance of the total Company and 10% on discretionary factors including the Committee's assessment of the officer's performance of his specific functional responsibilities. Other officers' and managers' bonuses were based upon a combination of total Company operating income performance and/or performance of his or her individual unit, department or store, and, to a small extent, discretionary factors.

  In 1993, the Company generally failed to meet minimum performance requirements under the bonus plan. This resulted in no bonus payouts for Mr. Stangeland and the other executive officers. Certain plan participants, principally store management, qualified for a bonus payout under the terms of the plan; but those payouts were generally below target. Discretionary bonus payouts not exceeding 20% of target bonus were made to certain non-executive officers and other plan participants.

  LTIP. Senior executive officers, including Mr. Stangeland, participate in the LTIP, which was instituted in 1992. That plan's primary purpose is to achieve attractive long term performance of the Company. The plan provides a cash bonus payable, at the end of a 36 month period, if the Company has achieved the specified performance goals over that period. The annual awards under the LTIP are granted to Mr. Stangeland and other participants in the form of performance units in amounts proportionate to their respective annual cash compensation, inclusive of target bonus. The first such performance unit awards were made in May of 1992, payable in 1995, for the performance period covering fiscal 1992, 1993, and 1994. In

February of 1993, performance unit awards were made under the program for the performance period covering fiscal 1993, 1994 and 1995. Payout, if any, in 1995 and subsequent years, may range from zero to twice the target award level depending upon the Company's performance against goals established by the Committee when the award was made. For both the 1992 and 1993 awards, these goals consisted of specified levels of return on equity and increases in earnings per share which, if achieved, should meaningfully enhance shareholder value over time.

  Stock Options. Under the terms of the stock option plan, the Committee is authorized to grant all stock options. In determining the amount of the 1993 award, the Committee reviewed prior years' stock option awards. The 1992 award for executive officers was determined by granting an aggregate value of options proportionate to each officer's targeted annual cash compensation (including salary and target bonus) using a variation of the Black-Scholes methodology to value each option. The application of the 1992 methodology for purposes of the 1993 award would have resulted in an increase in the aggregate number of options awarded versus 1992, due to a change in the Black-Scholes value of an option. In light of this result and the Committee's desire to limit the potential increased dilution associated with a larger aggregate award of options, the Committee decided to limit the option awards in 1993 to generally the same number per executive officer as in 1992. Thus, Mr. Stangeland was awarded options for 40,000 shares in 1993, the same as in 1992. Option awards for other participants were similarly limited, in general. A total of approximately 596 individuals, including other officers, store managers, and middle managers, received option awards in February of 1993, and the strike price for all options issued in 1993 was $23.71 per share, which was determined based upon the price of the Company's stock at the time of the award, in accordance with the terms of the plan.

  No member of the Committee, and no member of the Board of Directors who voted on the compensation matters covered by this letter, is a former officer or current officer, or employee of the Company or any of its subsidiaries, or is employed by a company whose Board of Directors includes a member of the management of the Company.

                Steven A. Burd            Peter A. Magowan
                Fritz L. Duda             Charles E. Rickershauser, Jr.
                James H. Greene, Jr.      Elizabeth A. Sanders
                Robert I. MacDonnell      William Y. Tauscher

                            STOCK PRICE PERFORMANCE

  The information set forth below shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent Vons specifically incorporates this information by reference, and shall not otherwise be deemed soliciting material or be deemed filed under such Acts.

  The graph below compares the cumulative total return of Vons common stock with the cumulative total return of (i) the S&P 400 Mid-Cap Index and (ii) ten companies described in the footnote to the graph. The comparison covers the five-year period from the last trading day prior to the end of Vons' 1988 fiscal year to the last trading day prior to the end of Vons' 1993 fiscal year and assumes that $100 was invested at the beginning of the period in Vons common stock and in each index.

  The past performance shown for Vons common stock is not necessarily indicative of future performance.

                          VONS STOCK PRICE PERFORMANCE

              FIVE YEAR CUMULATIVE TOTAL SHAREHOLDERS' RETURN (1)

                                                           TOP 10
Measurement Period                             S&P       SUPERMARKET
(Fiscal Year Covered)           VONS         MID CAP         IND
- -------------------          ----------     ---------    ----------
Measurement Pt-12/31/88      $100           $100         $100
FYE 12/31/89                 $169.57        $135.49      $134.80
FYE 12/31/90                 $195.65        $128.52      $149.07
FYE 12/31/91                 $206.52        $192.63      $207.56
FYE 12/31/92                 $221.74        $215.63      $179.42
FYE 12/31/93                 $139.13        $245.66      $183.66

- --------
(1) Total shareholders' return assumes reinvestment of dividends on the date such dividends were declared. The dollar amounts shown at each year-end are as of the last trading day prior to the end of the Company's fiscal year.
(2) The ten largest United States companies (measured by most recently available fiscal year revenues) which had publicly traded equity for at least the most recent three years and which derived revenue predominately from supermarket retail sales. The companies included are: American Stores Company, Albertson's, Inc., The Great Atlantic & Pacific Tea Company, Inc., Bruno's, Inc., Food Lion, Inc., Giant Food Inc., The Kroger Co., The Penn Traffic Company, Safeway Inc. and Winn-Dixie Stores, Inc. The Penn Traffic Company and Safeway Inc. are included in the calculation beginning in 1988 and 1990, respectively, which are the years in which each companies' equity was first publicly traded. The returns of each component issuer of the group have been weighted according to each respective issuer's stock market capitalization.

- --------
(1) Total shareholders' return assumes reinvestment of dividends on the date such dividends were declared. The dollar amounts shown at each year-end are as of the last trading day prior to the end of the Company's fiscal year.
(2) The ten largest United States companies (measured by most recently available fiscal year revenues) which had publicly traded equity for at least the most recent three years and which derived revenue predominately from supermarket retail sales. The companies included are: American Stores Company, Albertson's, Inc., The Great Atlantic & Pacific Tea Company, Inc., Bruno's, Inc., Food Lion, Inc., Giant Food Inc., The Kroger Co., The Penn Traffic Company, Safeway Inc. and Winn-Dixie Stores, Inc. The Penn Traffic Company and Safeway Inc. are included in the calculation beginning in 1988 and 1990, respectively, which are the years in which each companies' equity was first publicly traded. The returns of each component issuer of the group have been weighted according to each respective issuer's stock market capitalization.

                              CERTAIN TRANSACTIONS

  In his role as President Emeritus, Mr. Davila provides advisory services to the Company, primarily in the marketing area, and acts as spokesperson in the Company's advertising campaigns. For these services, Mr. Davila received $120,000 in 1993. Commencing January 1994, because of the resignation of the former Chief Operating Officer and the implementation of an extensive new marketing campaign by the Company, Mr. Davila has agreed to temporarily increase the amount of time devoted to these activities. Accordingly, his compensation has been increased to an annual rate of $377,000 for the period of his increased activity.

  For further information regarding additional certain transactions with directors, see "Executive Compensation--Compensation Committee Interlocks and Insider Participation."

                                 VOTES REQUIRED

  The nominees for election as directors who receive the vote of a plurality of the shares cast at the Annual Meeting, a quorum being present, shall become directors at the conclusion of the tabulation of the votes. Under Michigan law and the Company's Restated Articles of Incorporation and By-Laws, abstentions, withheld votes, broker non-votes and other shares not cast will not be counted as shares cast in the election of any director.

  The holders of a majority of the common stock issued and outstanding as of the record date, present in person or represented by proxy, shall constitute a quorum at the Meeting.

      COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers, directors and persons who are beneficial owners of more than ten percent of the Company's common stock ("reporting persons") to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Reporting persons are required to furnish the Company with copies of all
Section 16(a) forms they file.

  To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the 1993 fiscal year, all Section 16(a) filing requirements applicable to reporting persons were complied with, except that William Y. Tauscher, a director of the Company, filed a report involving the sale of 4,500 shares on Form 4 eleven days late.

                                 OTHER MATTERS

INDEPENDENT PUBLIC ACCOUNTANTS

  Upon recommendation of its Audit Committee, the Board of Directors of Vons has selected KPMG Peat Marwick ("KPMG") to serve as independent auditors during the current fiscal year. A representative of KPMG is expected to be present at the Meeting, will have an opportunity to make a statement and will be available to answer questions, if any, from shareholders.

ANNUAL REPORT

  A copy of Vons' Annual Report to Shareholders, including financial statements, is enclosed herewith, but is not to be considered as part of the proxy solicitation material.

  Vons will also furnish without charge a copy of its annual report on Form 10-K for the year ended January 2, 1994, including the financial statement schedules but without exhibits, to each person whose vote is solicited by this Proxy Statement. Upon request Exhibits to the Form 10-K will be furnished to shareholders of record making a written request for such Exhibits at a fee of $.50 per page, paid in advance. Requests and inquiries should be addressed to:
Mary McAboy, Vice President, Corporate Communications, The Vons Companies, Inc., 618 Michillinda Avenue, Arcadia, California 91007.

SHAREHOLDER PROPOSALS

  A proposal to be presented at the 1995 annual meeting must be received at Vons' principal executive offices no later than December 6, 1994, in order to be considered for inclusion in the proxy materials to be disseminated by the Board of Directors for such annual meeting. To be eligible for inclusion in such proxy materials, such proposals must conform to the requirements set forth in Regulation 14A under the Securities Exchange Act of 1934, as amended, as well as in Vons' By-Laws.

ADDITIONAL BUSINESS

  The Board of Directors does not know of any matter to be presented at the Meeting which is not listed on the Notice of Meeting and discussed above. If other matters should properly come before the Meeting, however, the persons named in the accompanying proxy will vote all proxies in accordance with their best judgment.

By order of the Board of Directors

/s/ Terrence J. Wallock
Terrence J. Wallock, Secretary

April 4, 1994

1. The election as directors of Steven A. Burd,
   Fritz L. Duda and Roger E. Stangeland for the terms indicated in the Proxy Statement.

   [_]  FOR (except as indicated)

   [_]  WITHHOLD AUTHORITY

   [_]  EXCEPTIONS

   (INSTRUCTION: To withhold authority to vote for any individual nominee, mark the "Exception" box and write the nominee's name in the space provided below.)

   EXCEPTIONS _______________________________________________________________

2. To vote upon such other business as may properly come before the meeting or any adjournment or adjournments thereof as to which the undersigned hereby confers discretionary authority upon said proxies.

Address Change

and/or Comments Mark Here  [_]

PROXY DEPARTMENT
NEW YORK, N.Y. 10293-0305

IMPORTANT: Please sign exactly as your name or names appear hereon. When signing on behalf of a corporation, partnership, estate, trust or the like, indicate title of person signing.

                                             Dated:________________, 1994

                                             ____________________________
                                             SIGNATURE

                                             ____________________________
                                             SIGNATURE IF HELD JOINTLY

Votes must be indicated (X) in Black or Blue Ink.  [X]

Please sign, date and return this proxy card promptly using the enclosed envelope.

                                     PROXY

                           THE VONS COMPANIES, INC.

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

     The undersigned hereby appoints Roger E. Stangeland, Michael F. Henn, and Terrence J. Wallock, and each of them, as proxies with power of substitution and hereby authorizes them to represent and to vote, as designated on the reverse side of this card, all the shares of Common Stock of The Vons Companies, Inc. ("Vons") held of record by the undersigned on March 18, 1994 at the Annual Meeting of Shareholders to be held at Vons headquarters building, 618 Michillinda Avenue, Arcadia, California 91007, on Wednesday, May 11, 1994, at 9:00 a.m. local time, or any adjournment or adjournments thereof, with respect to the following matters as more particularly described in the Proxy Statement dated April 4, 1994, receipt of which is hereby acknowledged.

     This proxy, when properly executed, will be voted in the manner indicated herein by the undersigned. If no direction is made, this proxy will be voted FOR
(i) the election of the persons named on the reverse side of this card, and
(ii) according to the discretion of the proxies on any other properly presented business. If any nominee named in the Proxy Statement is unable or unwilling to serve or is otherwise unavailable the proxies shall have discretion and authority to vote in accordance with their judgment for other nominees.

                            (Continued and to be signed and dated on other side)